SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No.2)

                               Convera Corporation
                                (Name of Issuer)



                                  Common Stock
                         (Title of Class of Securities)



                                   211919-10-5
                                 (CUSIP Number)



                             Rosemary Fanelli, Esq.
                        c/o Allen & Company Incorporated
                                711 Fifth Avenue
                            New York, New York 10022
                                  212-832-8000

            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                  July 2, 2004
             (Date of Event which requires Filing of this Statement)

If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box [ ].




                              (Page 1 of 13 Pages)

--------------------------------
CUSIP NO.
211919-10-5                                                        Page 2 of 13
-------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Allen Holding Inc.
------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [  ]
                                                                       (b)  [X ]
-------------------------------------------------------------------------------
 3.      SEC USE ONLY
-------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                            [  ]
-------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                7.       SOLE VOTING POWER
  NUMBER OF              0
    SHARES
-------------------------------------------------------------------------------
BENEFICIALLY    8.      SHARED VOTING POWER
  OWNED BY              11,226,991 (Includes shares held by Allen & Company
                        Incorporated)
    EACH
-------------------------------------------------------------------------------
 REPORTING      9.      SOLE DISPOSITIVE POWER
   PERSON               0
    WITH
-------------------------------------------------------------------------------
                10.     SHARED DISPOSITIVE POWER
                        11,226,991 (Includes shares held by Allen &
                        Company Incorporated)
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         11,226,991 (Includes shares held by Allen & Company Incorporated)
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                            [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         33.1%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         HC, CO
-------------------------------------------------------------------------------

--------------------------------
CUSIP NO.
211919-10-5                                                        Page 3 of 13
-------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Allen & Company Incorporated
-------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [  ]
                                                                       (b)  [X ]
-------------------------------------------------------------------------------
 3.      SEC USE ONLY
-------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS

         N/A
-------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                            [  ]
-------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
-------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES
------------------------------------------------------------------------------
BENEFICIALLY                8.      SHARED VOTING POWER
  OWNED BY                          4,914,246
    EACH
------------------------------------------------------------------------------
 REPORTING                  9.      SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH
------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    4,914,246

                  -------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         4,914,246
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                            [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         14.5%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         BD, CO
-------------------------------------------------------------------------------

--------------------------------
CUSIP NO.
211919-10-5                                                        Page 4 of 13
-------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Herbert A. Allen
-------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [  ]
                                                                       (b)  [X ]
-------------------------------------------------------------------------------
 3.      SEC USE ONLY
-------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS
         PF
-------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                            [  ]
-------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
-------------------------------------------------------------------------------
                           7.    SOLE VOTING POWER
  NUMBER OF                      4,077,348 (Includes 20,833 shares underlying
                                 stock options)
    SHARES
-------------------------------------------------------------------------------
BENEFICIALLY               8.    SHARED VOTING POWER
  OWNED BY                       11,226,991 (Represents shares held by
                                 Allen Holding Inc. and Allen & Company
    EACH                         Incorporated
-------------------------------------------------------------------------------
 REPORTING                 9.    SOLE DISPOSITIVE POWER
   PERSON                        4,077,348 (Includes 20,833 shares underlying
                                 stock options)
    WITH
-------------------------------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 11,226,991 (Represents shares held by Allen
                                 Holding Inc. and Allen & Company Incorporated)

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         15,304,339 (Includes shares held by Allen Holding Inc.
         and Allen & Company Incorporated
         and includes 20,833 shares underlying stock options)
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                            [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         45.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

--------------------------------
CUSIP NO.
211919-10-5                                                        Page 5 of 13
--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Susan K. Allen
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [  ]
                                                                       (b)  [X ]
-------------------------------------------------------------------------------
 3.      SEC USE ONLY
-------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS
         PF
-------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                               [  ]
-------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
-------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         2,383,429
    SHARES
-------------------------------------------------------------------------------
BENEFICIALLY               8.      SHARED VOTING POWER
  OWNED BY                         0
    EACH
-------------------------------------------------------------------------------
 REPORTING                 9.      SOLE DISPOSITIVE POWER
   PERSON                          2,383,429
    WITH
-------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    0

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,383,429
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                            [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.0%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         IN
-------------------------------------------------------------------------------

--------------------------------
CUSIP NO.
211919-10-5                                                        Page 6 of 13
-------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Herbert A. Allen III
------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [  ]
                                                                       (b)  [X ]
------------------------------------------------------------------------------
 3.      SEC USE ONLY
------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS
         PF
------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                 [  ]
------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
-------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         21,133 (Includes 20,833 shares
    SHARES                          underlying stock options)
-------------------------------------------------------------------------------
BENEFICIALLY                8.      SHARED VOTING POWER
  OWNED BY                          383,820
    EACH
-------------------------------------------------------------------------------
 REPORTING                  9.      SOLE DISPOSITIVE POWER
   PERSON                           21,133 (Includes 20,833 shares
    WITH                            underlying stock options)
-------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    383,820

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         404,953 (Includes 20,833 shares underlying stock options)
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                            [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.2%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         IN
------------------------------------------------------------------------------

--------------------------------
CUSIP NO.
211919-10-5                                                        Page 7 of 13
-------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         HAGC Partners L.P.
-------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [  ]
                                                                       (b)  [X ]
-------------------------------------------------------------------------------
 3.      SEC USE ONLY
-------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS
         WC
-------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                            [  ]
-------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES
-------------------------------------------------------------------------------
BENEFICIALLY               8.      SHARED VOTING POWER
  OWNED BY                         383,820
    EACH
-------------------------------------------------------------------------------
 REPORTING                 9.      SOLE DISPOSITIVE POWER
   PERSON                          0
    WITH
-------------------------------------------------------------------------------
                           10.     SHARED DISPOSITIVE POWER
                                   383,820

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         383,820
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                            [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.1%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

--------------------------------
CUSIP NO.
211919-10-5                                                        Page 8 of 13
-------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MBOGO Inc.
-------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [  ]
                                                                       (b)  [X ]
-------------------------------------------------------------------------------
 3.      SEC USE ONLY
-------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS
         WC
-------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                            [  ]
-------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES
-------------------------------------------------------------------------------
BENEFICIALLY                8.      SHARED VOTING POWER
  OWNED BY                          383,820
    EACH
-------------------------------------------------------------------------------
 REPORTING                  9.      SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH
-------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    383,820

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         383,820
-------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                            [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.1%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         CO
-------------------------------------------------------------------------------

--------------------------------
CUSIP NO.
211919-10-5                                                        Page 9 of 13
-------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Donald R. Keough
-------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [  ]
                                                                       (b)  [X ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY
--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                            [  ]
-------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
-------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         513,333 (Includes 20,833 shares
    SHARES                          underlying stock options)
-------------------------------------------------------------------------------
BENEFICIALLY                8.      SHARED VOTING POWER
  OWNED BY                          0
    EACH
-------------------------------------------------------------------------------
 REPORTING                  9.      SOLE DISPOSITIVE POWER
   PERSON                           513,333 (Includes 20,833 shares
    WITH                            underlying stock options)
-------------------------------------------------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    0

                  -------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         513,333 (Includes 20,833 shares underlying stock options)
------------------------------------------------------------------------------
12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                            [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.5%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         IN
-------------------------------------------------------------------------------

                         Amendment No. 2 to Schedule 13D

     This Amendment No. 2 to Schedule 13D amends Schedule 13D filed by Allen Holding Inc. ("AHI"), Allen & Company Incorporated ("ACI"), Herbert A. Allen ("Mr. Herbert A. Allen"), Susan K. Allen ("Ms. Allen"), Herbert A. Allen III ("Mr. Herbert Allen III"), HAGC Partners L.P. ("HAGC"), MBOGO Inc. ("MBOGO") and Donald R. Keough ("Mr. Keough").

     Item 1. Security and Issuer. This Schedule 13D relates to the Common Stock, $.01 par value per share (the "Common Stock") of Convera Corporation (the "Issuer"). The principal executive offices of the Issuer are located at 1921 Gallows Road, Suite 200, Vienna, VA 22182.

Item 3.  Source and Amount of Funds or Other Consideration.

     Ms. Allen utilized personal funds to purchase the shares of Common Stock described in Item 5(c) hereof. None of the funds used to purchase the Common Stock consisted of funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the Common Stock.

Item 5.  Interest in Securities of the Issuer.

     (a) As of the close of business on June 8, 2004, the Filing Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Common Stock of the Issuer set forth below (based upon the number of shares of Common Stock that were reported to be outstanding by the Issuer).


---------------------------------------- -------------------------------------- --------------------------------------
                 Name                    Shares                                              Percentage
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Allen Holding Inc.                       11,226,991 (1)                         33.1% (1)
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Allen & Company Incorporated               4,914,246                            14.5%
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Herbert A. Allen                         15,304,339 (2)                         45.0% (2)
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Susan K. Allen                             2,383,429                             7.0%
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Herbert A. Allen III                          404,953 (3)                        1.2%
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
HAGC Partners L.P.                            383,820                            1.1%
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
MBOGO Inc.                                    383,820 (4)                        1.1%
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Donald R. Keough                              513,333 (5)                        1.5%
---------------------------------------- -------------------------------------- --------------------------------------

(1)      Includes the 4,914,246 shares held directly by ACI, a wholly-owned subsidiary of AHI.

(2)      Includes the 6,312,745 shares held directly by AHI and the 4,914,246 shares held directly by ACI.
         Mr. Herbert A. Allen, a stockholder and the President and Chief Executive Officer of AHI and the
         President and Chief Executive Officer of ACI, may be deemed a beneficial owner of the shares held by
         AHI and ACI.  Mr. Herbert A. Allen disclaims beneficial ownership of the securities reported to be held by AHI and ACI, except to the extent of his pecuniary interest therein.  Also includes 20,833 shares underlying outstanding stock options exercisable within 60 days held by Mr. Herbert A. Allen.


                                       10

(3)      Includes the 383,820 shares held directly by HAGC.  Mr. Herbert Allen III, the sole stockholder and executive officer of MBOGO, HAGC's general partner, may be deemed a beneficial owner of the shares held by HAGC.  Mr. Herbert Allen III disclaims beneficial ownership of the securities reported to be held by HAGC, except to the extent of his pecuniary interest therein.  Also includes 20,833 shares underlying outstanding stock options exercisable within 60 days held by Mr. Herbert Allen III.

(4)      Represents the 383,820 shares held directly by HAGC, of which MBOGO is the general partner.

(5)      Includes  257,000 shares held by a family trust and 30,000 shares held by Keough Partners L.P., as to which Mr. Keough shares voting and disposition authority, and outstanding options to purchase
         20,833 shares.  Mr.  Keough disclaims beneficial  ownership of the securities held by the family trust and Keough Partners L.P., entities established for the benefit of his family.


     (b) AHI, the owner of 100% of the outstanding stock of ACI, may be deemed to share with ACI the power to vote or direct the vote and dispose or direct the disposition of shares of Common Stock of which ACI is the direct beneficial owner.

     Mr. Herbert A. Allen, by virtue of his status as a stockholder and the President and Chief Executive Officer of AHI and the President and Chief Executive Officer of ACI, may be deemed to share with AHI and ACI the power to vote or direct the vote and dispose or direct the disposition of shares of Common Stock of which each of AHI and ACI is the direct beneficial owner. Mr. Herbert A. Allen disclaims beneficial ownership of the securities reported to be held by AHI and ACI, except to the extent of his pecuniary interest therein.

     Mr. Herbert Allen III, by virtue of his status as the sole stockholder and executive officer of MBOGO, the general partner of HAGC, may be deemed to share with MBOGO the power to vote or direct the vote and dispose or direct the disposition of shares of Common Stock of which HAGC is the direct beneficial owner. Mr. Herbert Allen III disclaims beneficial ownership of the securities reported to be held by HAGC, except to the extent of his pecuniary interest therein.

     Mr. Herbert A. Allen has the sole power to vote or direct the vote and to dispose or to direct the disposition of 4,077,348 shares of Common Stock of which he is the direct beneficial owner.

     Ms. Allen has the sole power to vote or direct the vote and to dispose or to direct the disposition of 2,383,429 shares of Common Stock of which she is the direct beneficial owner.

     Mr. Herbert Allen III has the sole power to vote or direct the vote and to dispose or to direct the disposition of 21,133 shares of Common Stock of which he is the direct beneficial owner.

     Mr. Keough has the sole power to vote or direct the vote and to dispose or to direct the disposition of 226,333 shares of Common Stock of which he is the direct beneficial owner. Mr. Keough may be deemed to share voting and disposition authority with respect to 257,000 shares held by a family trust and 30,000 shares held by Keough Partners L.P. Keough disclaims beneficial ownership of the securities held by the family trust and Keough Partners L.P., entities established for the benefit of his family.

     (c) The following table sets forth transactions effected by the reporting persons during the last 60 days all of which transactions were effected by Ms. Susan Allen. Each of the transactions reflects a purchase effected by means of trades on the Nasdaq National Market.

Trade Date                   Price ($)                   Number of Shares

6/02/04                      2.84                        10,000
6/02/04                      2.83                        700
6/02/04                      2.80                        13,280
6/02/04                      2.74                        100
6/02/04                      2.73                        2,000
6/03/04                      2.81                        2,200
6/03/04                      2.80                        13,929
6/03/04                      2.79                        100
6/04/04                      2.81                        14,116
6/04/04                      2.80                        27,100
6/04/04                      2.79                        714
6/04/04                      2.789                       100
6/04/04                      2.76                        900
6/04/04                      2.75                        600
6/08/04                      3.00                        300
6/14/04                      3.00                        2,961
6/30/04                      2.3836                      67,183
7/01/04                      2.3771                      9,314
7/02/04                      2.40                        1,233


(d)-(e)  Not applicable

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:     July 8, 2004

ALLEN HOLDING INC.

By: /s/ KIM M. WIELAND
Name:    Kim M. Wieland
Title:    Vice President and CFO

ALLEN & COMPANY INCORPORATED

By: /s/ KIM M. WIELAND
Name:    Kim M. Wieland
Title: Vice President and CFO

/s/ HERBERT A. ALLEN
Herbert A. Allen

/s/ Susan K. Allen
Susan K. Allen

/s/ HERBERT A. ALLEN III
Herbert A. Allen III

HAGC PARTNERS L.P.
By: MBOGO Inc., its general partner

By: /s/ HERBERT A. ALLEN III
Name:    Herbert A. Allen III
Title:    President

MBOGO INC.

By: /s/ HERBERT A. ALLEN III
Name:    Herbert A. Allen III
Title:    President

/s/ DONALD R. KEOUGH
Donald R. Keough